CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 33-43017 on Form N-1A of our report dated November 30, 2009, relating to the financial statements and financial highlights of Lord Abbett Municipal Income Trust, including Lord Abbett Intermediate Tax-Free Fund, Lord Abbett Short Duration Tax Free Fund, Georgia Series, Lord Abbett High Yield Municipal Bond Fund and Pennsylvania Series, appearing in the Annual Report on Form N-CSR of Lord Abbett Municipal Income Trust for the year ended September 30, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York

January 28, 2010